Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS 2021 FIRST QUARTER RESULTS

NEW YORK, NY – May 3, 2021 – Medallion Financial Corp. (NASDAQ: MFIN, “Medallion Financial” or the “Company”), a finance company that originates and services loans in various consumer and commercial niche industries, announced today its 2021 first quarter results.

2021 First Quarter Highlights

•	Net income was $8.4 million, or $0.34 per share, compared to a net loss of $13.6 million, or $0.56 per share, in the prior year quarter.

•	Net interest income was $28.7 million in the quarter, primarily reflecting the contribution of the consumer lending segments, compared to $26.5 million in the 2020 quarter.

•	Net interest margin was 9.18% in the quarter.

•	Net income from the Company’s consumer and commercial lending segments increased to $15.1 million in 2021, compared to $4.3 million a year ago.

•	The recreation and home improvement net loan portfolios grew 11% and 33% from March 31, 2020.

•	Consumer originations were $142.0 million in the quarter, up 37% from $103.2 million in 2020 quarter.

•	Operating expenses decreased $4.6 million from the prior year quarter.

•	Medallion Bank’s Tier 1 leverage ratio at quarter-end was 18.03%.

•	Total assets were $1.7 billion as of March 31, 2021.

•	The Company sold an additional $51.4 million in senior notes during the quarter through April, for a total of $85.0 million including notes sold in December 2020.

Andrew Murstein, President of Medallion Financial, stated, “We are very pleased with this quarter’s results, which was, in many ways, one of our best quarters. Medallion Financial recorded $8.4 million of net income for the quarter, reflecting continued strong underlying performance from our consumer lending segments. Medallion Bank continues to perform well, with the highest volume to date in March for its recreation lending segment. In addition, during the quarter, we recorded low consumer charge-offs and delinquencies. We continue to monitor expenses at Medallion Financial and are taking steps that we hope will produce long-term value for our shareholders. Our second fintech partnership will soon be active, and we look forward to providing updates throughout the year on the progress we are making with this initiative.”

Larry Hall, CFO of Medallion Financial, stated, “Our net interest margin continued to move higher as losses from the medallion segment are no longer having such a large impact on the Company’s financial results, while our higher yielding consumer portfolio continues to perform well, leading to a net interest margin of 9.18%. We were also able to raise funds through the sale of senior notes, at a rate lower than our publicly traded debt (MFINL), and used some of the proceeds to pay off that debt at maturity in April.”

Consumer Lending Segments

The Company’s net consumer lending portfolio was $1.1 billion as of March 31, 2021, compared to $965.3 million at March 31, 2020. Net interest income for the 2021 first quarter was $31.4 million, compared to $27.4 million in the 2020 first quarter, a 15% increase. The average interest rate on the portfolio was 13.44% at March 31, 2021, compared to 14.42% a year ago. Consumer loan delinquencies 90 days or more past due were $3.3 million, or 0.29% of total gross loans as of March 31, 2021, compared to $5.4 million, or 0.56%, a year ago. Delinquencies were lower due to improved credit performance by our borrowers.

Commercial Lending Segment

The Company’s net commercial lending portfolio was $58.9 million as of March 31, 2021, compared to $68.3 million at March 31, 2020. The average interest rate on the portfolio was 12.65%, compared to 13.05% a year ago. Net income for the first quarter was $0.3 million, compared to $0.2 million in the prior year period.

Medallion Lending Segment

The Company’s net medallion lending portfolio, exclusive of loan collateral in the process of foreclosure, was $11.2 million as of March 31, 2021, compared to $96.2 million at March 31, 2020. Including loan collateral in the process of foreclosure and owned Chicago medallion assets, total medallion exposure comprised 4% of our total assets as of March 31, 2021, down from 9% at March 31, 2020.

Conference Call Information

The Company will host a conference call to discuss the first quarter financial results on Tuesday, May 4, 2021, at 9:00 a.m. Eastern time.

The dial-in number for the conference call is (877) 407-0789 (toll-free) or (201) 689-8562 (direct). Please dial the number 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available on Medallion’s website at http://www.medallion.com/investors.html.

A replay will be available following the end of the call through Tuesday, May 11, 2021, by telephone at (844) 512-2921 (toll-free) or (412) 317-6671 (direct), passcode 13719444. A webcast replay of the call will be available at http://www.medallion.com/investors.html until the next quarter’s results are announced.

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About Medallion Financial Corp.

Medallion Financial Corp. is a finance company that originates and services loans in various industries, and its wholly-owned subsidiary, Medallion Bank, also originates and services consumer loans. Medallion Financial Corp. has lent more than $9 billion since its initial public offering in 1996.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, net interest income and expenses, other expenses, earnings, and growth. These statements are often, but not always, made through the use of words or phrases such as “will” and “continue” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to future public announcements of our earnings, expectations regarding medallion loan portfolio, the potential for future asset growth and market share opportunities. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. For example, statements about the effects of the COVID-19 pandemic on Medallion’s business, operations, financial performance and prospects constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond Medallion’s control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on Medallion, its customers and third parties. In addition to risks related to the ongoing COVID-19 pandemic, for a description of certain risks to which Medallion is or may be subject, please refer to the factors discussed under the heading “Risk Factors” in Medallion’s 2020 Annual Report on Form 10-K.

Company Contact:

Investor Relations

212-328-2168

InvestorRelations@medallion.com

MEDALLION FINANCIAL CORP. CONSOLIDATED STATEMENT OF OPERATIONS
	For the Three Months Ended March 31,
(Dollars in thousands, except per share data)	2021	2020
Total interest income	$37,080	$35,542
Total interest expense	8,407	9,000

Net interest income	28,673	26,542
Provision for loan losses	3,019	16,541

Net interest income after provision for loan losses	25,654	10,001

Other income (loss)
Change in collateral on loans in process of foreclosure	(2,785)	(6,286)
Sponsorship and race winnings	2,473	2,573
Gain on the extinguishment of debt	1,767	—
Impairment on equity investments	—	(3,559)
Other income	482	292

Total other income (loss)	1,937	(6,980)

Other expenses
Salaries and employee benefits	5,685	6,933
Race team related expenses	2,122	2,130
Loan servicing fees	1,647	1,612
Collection costs	1,232	1,229
Professional fees	507	3,589
Other expenses	3,449	3,778

Total other expenses	14,642	19,271

Income (loss) before income taxes	12,949	(16,250)
Income tax (provision) benefit	(3,878)	3,249

Net income (loss) after taxes	9,071	(13,001)
Less: income attributable to the non-controlling interest	640	642

Total net income (loss) attributable to Medallion Financial Corp.	$8,431	$(13,643)

Basic net income (loss) per share	$0.34	$(0.56)
Diluted net income (loss) per share	0.34	(0.56)

Weighted average common shares outstanding
Basic	24,518,775	24,401,773
Diluted	24,895,108	24,401,773

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except shares and per share data)	March 31, 2021	December 31, 2020
Assets
Cash and federal funds sold	$140,277	$112,040
Equity investments and investment securities	47,610	56,538
Loans	1,259,215	1,229,838
Allowance for loan losses	(57,809)	(57,548)

Net loans receivable	1,201,406	1,172,290

Loan collateral in process of foreclosure	50,733	54,560
Goodwill and intangible assets	201,532	201,893
Other assets	47,192	45,090

Total assets	$1,688,750	$1,642,411

Liabilities
Accounts payable, accrued expenses, and accrued interest payable	$22,508	$19,575
Deposits	1,084,074	1,065,398
Short-term borrowings	73,937	87,334
Deferred tax liabilities and other tax payables	3,528	807
Operating lease liabilities	10,464	11,018
Long-term debt	182,225	153,718

Total liabilities	1,376,736	1,337,850

Commitments and contingencies.

Total stockholders’ equity	239,732	231,408

Non-controlling interests in consolidated subsidiaries	72,282	73,153

Total equity	312,014	304,561

Total liabilities and equity	$1,688,750	$1,642,411

Number of shares outstanding	25,034,355	24,877,628
Book value per share	$9.58	$9.30

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